Exhibit 99.1

News Release

For Immediate Release

Investor Contact:	Media Contact:

Tyler Lindwall	Eric Smith
Phone: 612-704-0147	Phone: 901-573-9156
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com

VISTA OUTDOOR REPORTS THIRD QUARTER FY23 FINANCIAL RESULTS

●	Total Sales were $755 Million; Outdoor Products Sales a Record $353 Million; Sporting Products Sales $402 Million, Consistent with Previous Guidance
●	EBIT and EBITDA Margins of 12.9% and 16.2%; Adjusted Margins of 14.9% and 18.1%, Respectively
●	Robust Free Cash Flow of $109 Million in FY23 Q3: YTD FY23 Q3 Free Cash Flow Reaches a Record $304 Million, up 44% Over Comparable Prior Year Period
●	Separation Remains on Track; Reaffirming Expectation to Complete Spin Off of Outdoor Products in CY23
●
Updates FY23 Guidance, Tightening the Range: Expects FY23 Sales of $3.06 Billion to $3.08 Billion, Adjusted EBITDA Margin in the Range of 19.85% to 20.15%, Free Cash Flow in the Range of $320 Million to $350 Million

Anoka, MN, February 2, 2023 — Vista Outdoor Inc. (NYSE: VSTO), the parent company of 41 renowned brands that design, manufacture and market sporting and outdoor lifestyle products to consumers around the globe, today reported financial results for the third quarter of Fiscal Year 2023 (FY23), which ended on December 25, 2022.

“Our business is operating from a position of strength,” said Gary McArthur, Interim CEO, Vista Outdoor Inc. “We’ve built a resilient operating model with strong brands, shared resources, leadership expertise and a clean balance sheet that allows us to achieve levels of performance out of reach for any one brand on its own. In the past two years, we have closed and successfully integrated eight acquisitions that have increased our total addressable market, broadened and deepened our platforms, and further diversified our leading brand portfolio. We have 12 power brands that generate more than $100 million in annual revenue, and our net leverage ratio is a healthy 1.7x, right in line with our long-term target. This execution is a result of a dedicated and resilient team and demonstrates that we are well-positioned compared to where the business was only a few years ago.

Our long-term outlook is encouraging despite current conditions. Macroeconomic pressures continue to impact consumer purchasing and retailer inventory levels remain high. We are seeing positive signs emerging as consumer demand remains strong and retailers are expected to return to more normalized purchasing. We are bullish on the $862 billion outdoor industry and the influx of new users trying – and sticking with – outdoor recreation. Our brands continue to bring innovative new products to market and in service of both new and enthusiast users. I’m grateful for the support and dedication of our team who make it all possible.”

For the three months ended December 25, 2022 versus the three months ended December 26, 2021:

●	Sales decreased $40 million to $755 million driven by a double-digit decline in organic sales across categories with the exception of golf, partially offset by acquisitions.

●
Gross profit declined 15 percent to $239 million and gross profit margin decreased 378 basis points to 31.6 percent primarily due to increased promotional activity, mix shift and other higher input costs including freight.

●	Operating expenses were $142 million, up nearly 16 percent, primarily driven by acquisitions.

●	Earnings before interest and taxes (EBIT) decreased 39 percent to $97 million. Adjusted EBIT declined 33 percent to $112 million. Adjusted EBIT margins decreased 609 basis points to 14.9 percent.

●
Earnings before interest, taxes, depreciation, and amortization (EBITDA) decreased 32 percent to $122 million. Adjusted EBITDA declined 26 percent to $137 million. Adjusted EBITDA margins decreased 522 basis points to 18.1 percent.

●	Fully Diluted Earnings per Share (EPS) was $1.13, down 44 percent, compared with $2.00. Adjusted EPS was $1.30, down 38 percent, compared with $2.10.

●	Cash flow provided by operating activities was $114 million, compared with $114 million. Free cash flow generation was $109 million, compared with $105 million.

For the three months ended December 25, 2022 segment results versus the three months ended December 26, 2021:

Sporting Products

●
Sales declined 13 percent to $402 million, in-line with our guidance, driven primarily by lower shipments of pistol ammunition as channel inventory normalized and the timing of shotshell shipments, as well as the previously announced termination of the Lake City contract at the beginning of the quarter.

●	Gross profit decreased 21 percent to $141 million due mainly to lower volume, unfavorable mix, and increased commodity and freight costs, partially offset by pricing.

●	EBIT decreased 21 percent to $118 million primarily driven by lower gross profit, partially offset by decreased incentive compensation.

●	EBITDA decreased 20 percent to $124 million. EBITDA margins decreased 302 basis points to 30.9 percent.

●
Sporting Products profitability remains much stronger than prior to the pandemic due to a broader and more profitable product mix as a result of the acquisition of Remington and a strategic decision to shift away from less profitable and more volatile ammunition product categories purchased from the Lake City Army Ammunition Plant.

Outdoor Products

●
Sales increased 5 percent to $353 million driven by acquired businesses and strength in golf, partially offset by declines in other organic businesses, primarily caused by reduced purchasing from international, big box, and other wholesale.

●
Gross profit decreased 2 percent to $102 million, primarily caused by organic business volume declines, increased amortization costs from acquired businesses, increased promotional activity and unfavorable mix, partially offset by volume from acquired businesses.

●	EBIT declined 67 percent to $14 million due to lower gross profit in the organic businesses, as well as higher selling, general and administrative expenses related to acquired businesses.

●	EBITDA decreased 41 percent to $32 million. EBITDA margins decreased 709 basis points to 9.0 percent.

“Our third-quarter results demonstrate the strength of Vista Outdoor’s portfolio and our company’s financial discipline,” said Andy Keegan, Vice President and Interim Chief Financial Officer of Vista Outdoor. “That’s especially true when comparing the current period with pre-pandemic levels. We generated $109 million in free cash flow for the quarter — bringing our year-to-date total to a record $304 million — and our Adjusted EBITDA margins of approximately 18% are 1,007 basis points higher than the same period in Fiscal Year 2020. Moreover, we reduced our debt by approximately $90 million this quarter and our net leverage ratio is 1.7x. This metric compares favorably to Fiscal Year 2020 year-end value of 4.3x. Looking ahead, we remain focused on paying down debt, maintaining a strong balance sheet and executing on our plans to spin off our Outdoor Products segment.”

Please see the tables in the press release for a reconciliation of non-GAAP gross profit, operating expense, EBIT, EBITDA, taxes, net income, earnings per share, free cash flow and EBITDA margins to the comparable GAAP measures.

Outlook for Fiscal Year 2023

Vista Outdoor is updating its outlook for Fiscal Year 2023 to reflect year-to-date performance and the current global macroeconomic environment. The updated fiscal outlook is as follows:

●	Sales in the range of $3.06 billion to $3.08 billion, down 1 percent at the midpoint
	-	Sporting Products sales expected to be approximately $1.73 billion to $1.74 billion
	-	Outdoor Products sales expected to be approximately $1.33 billion to $1.34 billion
●	Adjusted EBITDA margin in the range of 19.85 percent to 20.15 percent
●	Earnings per share (EPS) in the range of $5.64 to $5.89 and adjusted earnings per share (EPS) in the range of $6.05 to $6.30
●	Free cash flow in the range of $320 million to $350 million
●	Interest expense in the range of $56 million to $59 million
●	Effective and adjusted tax rate of approximately 22 percent
●	Capital expenditures as a percent of sales to be approximately 1.5 percent
●	R&D expenditure growth in the range of 55 percent to 60 percent

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its third quarter FY23 financial results and outlook on February 2, 2023, at 9:00 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose “Investors” then “Events and Presentations”. For those who cannot participate in the live webcast, a telephone recording of the conference call will be available until March 4, 2023. The telephone number is 866-813-9403, and the confirmation code is 503545.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including, adjusted gross profit, adjusted operating expenses, adjusted earnings before interest and tax (EBIT), adjusted taxes, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, gross profit, operating expenses, EBIT, taxes, net income, and EPS excluding, where applicable, the impact of costs incurred for inventory step-up, transaction and transition costs, planned separation costs, post-acquisition compensation, and contingent consideration. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, EBIT,  taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended December 25, 2022
(in thousands)
	Gross Profit	Operating Expenses	EBIT	Taxes	Net Income	EPS
As reported	$238,806	$142,120	$97,325	$(13,225)	$65,147	$1.13
Inventory step-up	5,043	—	5,043	(1,261)	3,782	0.07
Transaction costs	—	(180)	180	(14)	166	—
Transition costs	—	(831)	831	(208)	623	0.01
Planned separation costs	—	(10,247)	10,247	(2,562)	7,685	0.13
Post-acquisition compensation	—	(3,530)	3,530	(486)	3,044	0.05
Contingent consideration	—	4,977	(4,977)	(6)	(4,983)	(0.09)
As adjusted	$243,849	$132,309	$112,179	$(17,762)	$75,464	$1.30

Three months ended December 26, 2021
(in thousands)
	Gross Profit	Operating Expenses	EBIT	Taxes	Net Income	EPS
As reported	$281,470	$122,523	$158,947	$(34,115)	$118,137	$2.00
Inventory step-up	1,247	—	1,247	(312)	935	0.02
Transaction costs	—	(1,930)	1,930	(482)	1,448	0.02
Contingent consideration	—	(956)	956	(55)	901	0.02
Transition costs	—	(513)	513	(128)	385	0.01
Post -acquisition compensation	—	(2,780)	2,780	(384)	2,396	0.04
As adjusted	$282,717	$116,344	$166,373	$(35,476)	$124,202	$2.10

*NOTE: Adjustments to “as reported” results are items that are excluded to arrive at the “as adjusted” results for the quarters ended December 25, 2022 and December 26, 2021. EPS amounts may not foot due to rounding.

Three months ended December 25, 2022

During the three months ended December 25, 2022, we incurred inventory step-up costs associated with our acquisitions, which will be expensed over their inventory cycles. Given the infrequent and unique nature of these acquisitions, the company feels these costs are not indicative of ongoing operations. The tax effect of the inventory step-up costs that are deductible for tax were calculated based on a blended statutory tax rate of approximately 25 percent.

During the three months ended December 25, 2022, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. A portion of the transaction costs are not deductible for tax, to which we applied a 0 percent blended tax rate and the portion that is deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months ended December 25, 2022, we incurred transition costs for prior acquisitions to integrate into the company such as retention, professional fees and travel costs. Given the infrequent and unique nature of these acquisitions, the company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax were calculated based on a blended tax rate of approximately 25 percent.

On May 5, 2022, we announced that our Board of Directors has unanimously approved preparations for the separation of our Outdoor Products and Sporting Products reportable segments into two independent, publicly-traded companies. During the three months ended December 25, 2022, we incurred costs associated with the planned separation, including restructuring, severance, retention, advisory and legal fees. Given the unique nature of the transaction, the company believes these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs that are deductible for tax were calculated based on a blended statutory tax rate of approximately 25 percent.

During the three months ended December 25, 2022, we incurred post-acquisition compensation expense related to employee retention payments in connection with the Foresight, Stone Glacier, and QuietKat acquisitions. Given the infrequent and unique nature of these acquisitions, we believe these costs are not indicative of ongoing operations. A portion of the post-acquisition compensation expenses are not deductible for tax, to which we applied a 0 percent blended tax rate and the portion that is deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months ended December 25, 2022, we recognized non-cash income for the change in the estimated fair value of the contingent consideration payable related to our Fox and HEVI-Shot acquisition. Given the infrequent and unique nature of acquisitions, the company believes these costs are not indicative of ongoing operations. A portion of the contingent consideration expenses are not deductible for tax, to which we applied a 0 percent blended tax rate and the portion that is deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

As noted above, our reported tax expense of $(13,225) results in a tax rate of 16.9 percent and our adjusted tax expense of $(17,762) results in an adjusted tax rate of 19.1 percent.

Three months ended December 26, 2021

During the three months ended December 26, 2021, we incurred cost of goods sold related to the fair value step-up in inventory from the Foresight acquisition purchase price allocation. The entire amount was expensed over the first inventory cycle. Given the infrequent and unique nature of this acquisition, the company feels these costs are not indicative of ongoing operations. The tax effect of the expense was calculated based on a blended statutory rate of approximately 25 percent.

During the three months ended December 26, 2021, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. A portion of the transaction costs are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25 percent.

During the three months ended December 26, 2021, we recognized non-cash expenses for the change in the estimated fair value of the contingent consideration payable related to our QuietKat and HEVI-Shot acquisitions. Given the infrequent and unique nature of these acquisitions, the company believes these costs are not indicative of ongoing operations. A portion of the contingent consideration costs are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25 percent.

During the three months ended December 26, 2021, we incurred transition costs for our Foresight, Fiber Energy, Remington, and QuietKat businesses to integrate into the company such as severance, retention, professional fees and travel costs. Given the infrequent and unique nature of these acquisitions, the company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months ended December 26, 2021, we incurred post-acquisition compensation expense related to employee retention payments in connection with the Foresight, QuietKat and Venor acquisitions. Given the infrequent and unique nature of these acquisitions, we believe these costs are not indicative of ongoing operations. A portion of the post-acquisition compensation expenses are not deductible for tax, to which we applied a 0 percent blended tax rate. We applied a blended tax rate of 25 percent to the portion that is deductible.

As noted above, our reported tax expense of $(34,115) results in a tax rate of 22.4 percent and our adjusted tax expense of $(35,476) results in an adjusted tax rate of 22.2 percent.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: inventory step-up, transaction and transition costs paid to date, planned separation costs, post-acquisition compensation, contingent consideration, and debt issuance costs. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

		Nine months ended
(in thousands)	Three months ended December 25, 2022	December 25, 2022	December 26, 2021	Projected year ending March 31, 2023
Cash provided by operating activities	$114,114	$307,516	$219,466	$344,571–$374,571
Capital expenditures	(12,200)	(25,157)	(24,828)	(46,000)
Inventory step-up expense	(1,261)	(2,020)	(408)	(2,020)
Transaction costs	166	7,695	3,908	7,695
Transition costs	444	636	440	636
Planned separation costs	7,685	16,675	—	16,675
Post acquisition compensation	(375)	(1,383)	12,700	(1,383)
Contingent consideration	(6)	22	(55)	22
Debt issuance	—	(196)	—	(196)
Free cash flow	$108,567	$303,788	$211,223	$320,000–$350,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for inventory step-up expense, transaction and transition costs, planned separation costs, post-acquisition compensation, contingent consideration, and debt issuance costs is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY23 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including transaction costs, contingent consideration, transition costs, and post-acquisition compensation	$5.64	$5.89
Inventory step-up	0.11	0.11
Transaction costs	0.11	0.11
Transition costs	0.02	0.02
Planned separation costs	0.29	0.29
Post-acquisition compensation	0.16	0.16
Contingent consideration	(0.29)	(0.29)
Debt issuance	0.01	0.01
Adjusted EPS guidance	$6.05	$6.30

*NOTE: EPS amounts may not foot due to rounding.

EBITDA Non-GAAP Reconciliation Tables

EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the Company’s core profitability and helps investors analyze underlying trends in the Company’s business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies. Adjusted EBITDA is defined as EBITDA excluding the non-recurring and non-cash items referenced above.

	Three months ended December 25, 2022
(in thousands)	Sporting Products	Outdoor Products	Corporate	Total
Net Income	$117,935	$14,114	$(66,902)	$65,147
Interest expense	—	—	18,953	18,953
Income tax provision	—	—	13,225	13,225
Depreciation and amortization	6,171	17,598	1,022	24,791
EBITDA	$124,106	$31,712	$(33,702)	$122,116
Inventory step-up expense	—	—	5,043	5,043
Transaction and transition costs	—	—	1,011	1,011
Contingent consideration	—	—	(4,977)	(4,977)
Planned separation costs	—	—	10,247	10,247
Post-acquisition compensation	—	—	3,530	3,530
Adjusted EBITDA	$124,106	$31,712	$(18,848)	$136,970
Adjusted EBITDA Margin	30.9%	9.0%		18.1%

	Three months ended December 26, 2021
(in thousands)	Sporting Products	Outdoor Products	Corporate	Total
Net Income	$149,671	$42,277	$(73,811)	$118,137
Interest expense	—	—	6,695	6,695
Income tax provision	—	—	34,115	34,115
Depreciation and amortization	6,304	11,537	1,486	19,327
EBITDA	$155,975	$53,814	$(31,515)	$178,274
Inventory step-up expense	—	—	1,247	1,247
Transaction and transition costs	—	—	2,443	2,443
Contingent consideration	—	—	956	956
Post-acquisition compensation	—	—	2,780	2,780
Adjusted EBITDA	$155,975	$53,814	$(24,089)	$185,700
Adjusted EBITDA Margin	33.9%	16.1%		23.4%

Adjusted EBITDA Margins

Vista Outdoor has not reconciled adjusted EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.

Vista Outdoor (NYSE: VSTO) is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. We serve a broad and diverse range of consumers around the globe, including outdoor enthusiasts, golfers, cyclists, backyard grillers, campers, hunters, recreational shooters, athletes, as well as law enforcement and military professionals. Our reporting segments, Outdoor Products and Sporting Products, provide these consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. Our operating model leverages shared resources across brands to achieve levels of excellence and performance that would be out of reach for any one brand on its own. Brands include Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fox Racing, Bell Helmets, Camp Chef, Giro, Simms Fishing, QuietKat, Stone Glacier, Federal Ammunition, Remington Ammunition and more. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit our website at www.vistaoutdoor.com.

Forward-Looking Statements

Some of the statements made and information contained in this Press Release, excluding historical information, are “forward-looking statements,” including those that discuss, among other things: our plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words “believe,” “expect,” “anticipate,” “intend,” “aim,” “should” and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the separation of our Outdoor Products and Sporting Products segments, including that the process of exploring the transaction and potentially completing the transaction could disrupt or adversely affect the consolidated or separate businesses, results of operations and financial condition, that the transaction may not achieve some or all of any anticipated benefits with respect to either business and that the transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all; impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others’ use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the COVID-19 pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers.  You are cautioned not to place undue reliance on any forward-looking statements we make. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2022 and in the filings we make with Securities and Exchange Commission (the “SEC”) from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Three months ended		Nine months ended
(Amounts in thousands except per share data)	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021
Sales, net	$754,775	$794,654	$2,339,065	$2,236,026
Cost of sales	515,969	513,184	1,543,915	1,414,208
Gross profit	238,806	281,470	795,150	821,818
Operating expenses:
Research and development	12,382	7,478	31,433	19,786
Selling, general, and administrative	129,738	115,045	363,439	308,690
Earnings before interest, income taxes, and other	96,686	158,947	400,278	493,342
Other income, net	639	—	1,380	—
Earnings before interest and income taxes	97,325	158,947	401,658	493,342
Interest expense, net	(18,953)	(6,695)	(39,197)	(18,302)
Earnings before income taxes	78,372	152,252	362,461	475,040
Income tax provision	(13,225)	(34,115)	(77,844)	(114,638)
Net income	$65,147	$118,137	$284,617	$360,402
Earnings per common share:
Basic	$1.15	$2.07	$5.03	$6.26
Diluted	$1.13	$2.00	$4.91	$6.07
Weighted-average number of common shares outstanding:
Basic	56,574	57,162	56,538	57,540
Diluted	57,843	59,066	58,022	59,404

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	December 25, 2022	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$77,426	$22,584
Net receivables	375,296	356,773
Net inventories	779,991	642,976
Income tax receivable	41,415	43,560
Other current assets	61,847	45,050
Total current assets	1,335,975	1,110,943
Net property, plant, and equipment	232,843	211,087
Operating lease assets	100,475	78,252
Goodwill	799,367	481,857
Net intangible assets	785,736	459,795
Deferred charges and other non-current assets, net	75,309	54,267
Total assets	$3,329,705	$2,396,201
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$140,000	$—
Accounts payable	158,619	146,697
Accrued compensation	44,468	79,171
Federal excise, use, and other taxes	37,237	40,825
Other current liabilities	179,260	127,180
Total current liabilities	559,584	393,873
Long-term debt	1,078,318	666,114
Deferred income tax liabilities	84,183	29,304
Long-term operating lease liabilities	94,845	80,083
Accrued pension and postemployment benefits	21,489	22,634
Other long-term liabilities	70,634	79,794
Total liabilities	1,909,053	1,271,802

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 56,575,405 shares as of December 25, 2022 and 56,093,456 shares as of March 31, 2022	566	560
Additional paid-in capital	1,722,294	1,730,927
Retained earnings (accumulated deficit)	63,807	(220,810)
Accumulated other comprehensive loss	(76,267)	(76,679)
Common stock in treasury, at cost — 7,389,034 shares held as of December, 2022 and 7,870,983 shares held as of March 31, 2022	(289,748)	(309,599)
Total stockholders' equity	1,420,652	1,124,399
Total liabilities and stockholders' equity	$3,329,705	$2,396,201

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Nine months ended
(Amounts in thousands)	December 25, 2022	December 26, 2021
Operating Activities:
Net income	$284,617	$360,402
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	35,660	33,980
Amortization of intangible assets	31,431	18,031
Amortization of deferred financing costs	4,603	1,057
Change in fair value of contingent consideration	(16,403)	—
Deferred income taxes	(6,165)	(1,287)
Gain on foreign exchange	(586)	—
Loss on disposal of property, plant, and equipment	699	223
Share-based compensation	19,590	20,562
Changes in assets and liabilities:
Net receivables	31,127	(78,120)
Net inventories	(45,568)	(131,994)
Accounts payable	(11,254)	4,367
Accrued compensation	(39,558)	(13,947)
Accrued income taxes	13,538	667
Federal excise, use, and other taxes	(4,643)	8,977
Pension and other postretirement benefits	1,600	(1,536)
Other assets and liabilities	8,828	(1,916)
Cash provided by operating activities	307,516	219,466
Investing Activities:
Capital expenditures	(25,157)	(24,828)
Acquisition of businesses, net of cash received	(761,497)	(528,508)
Proceeds from the disposition of property, plant, and equipment	43	383
Cash used for investing activities	(786,611)	(552,953)
Financing Activities:
Proceeds from credit facility	468,000	300,000
Repayments of credit facility	(223,000)	(80,000)
Debt issuance costs	(16,935)	(1,053)
Proceeds from issuance of long-term debt	350,000	—
Payments on long-term debt	(35,000)	—
Purchase of treasury shares	—	(86,121)
Proceeds from exercise of stock options	205	325
Payment of employee taxes related to vested stock awards	(8,946)	(3,087)
Cash provided by financing activities	534,324	130,064
Effect of foreign exchange rate fluctuations on cash	(387)	(201)
Increase (decrease) in cash and cash equivalents	54,842	(203,624)
Cash and cash equivalents at beginning of period	22,584	243,265
Cash and cash equivalents at end of period	$77,426	$39,641